                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                         FOR THE
                                                                                                      THREE MONTHS
                                                          FOR THE YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                                                  -----------------------------------------------   -----------------
                                                   1994     1995      1996      1997       1998      1998      1999
                                                  ------   -------   -------   -------   --------   -------   -------
Fixed Charges
  Interest on debt and capitalized leases.......   3,430    11,938    19,804    35,096     62,677    14,460    19,890
  Amortization of deferred financing costs......     296       595       620     1,152      1,771       441       810
  Interest component of rentals.................     879     1,638     2,782     6,965     12,006     2,776     3,880
                                                  ------   -------   -------   -------   --------   -------   -------
                                                   4,605    14,171    23,206    43,213     76,454    17,677    24,580
                                                  ------   -------   -------   -------   --------   -------   -------
Net income (loss)...............................  (2,399)  (20,102)  (50,259)  (60,323)  (129,142)  (30,324)  (42,013)
Add back (deduct)
  Extraordinary items...........................   1,309     2,695     3,675        --         --        --        --
  Income tax provision (benefit)................    (152)     (595)   (1,021)   (4,861)   (47,094)  (10,519)  (15,550)
  Fixed charges.................................   4,605    14,171    23,206    43,213     76,454    17,677    24,580
                                                  ------   -------   -------   -------   --------   -------   -------
        Total earnings..........................   3,363    (3,831)  (24,399)  (21,971)   (99,782)  (23,166)  (32,983)
                                                  ======   =======   =======   =======   ========   =======   =======
  Fixed charges in excess of earnings...........  (1,242)  (18,002)  (47,605)  (65,184)  (176,236)  (40,843)  (57,563)
                                                  ======   =======   =======   =======   ========   =======   =======
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